Exhibit 10.25

QUAD/GRAPHICS, INC.
NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION PLAN

Effective as of December 11, 2024
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TABLE OF CONTENTS
Page
Article I EFFECTIVE DATE; PURPOSE; FUNDING    1
Section 1.01. Effective Date    1
Section 1.02. Purpose    1
Section 1.03. Funding    1
Article II DEFINITIONS AND INTERPRETATION    1
Section 2.01. Definitions    1
Section 2.02. Rules of Interpretation.    3
Article III PARTICIPATION    4
Section 3.01. Commencement of Participation    4
Section 3.02. Cessation of Participation    4
Article IV ELECTIONS TO DEFER    4
Section 4.01. Elections to Defer.    4
Section 4.02. Time of Payment.    4
Article V PLAN YEAR BALANCES    5
Section 5.01. Establishment of Accounts    5
Section 5.02. Cash Accounts    5
Section 5.03. Deferred Stock Accounts    5
Article VI ADJUSTMENTS TO DEFERRED CASH ACCOUNTS    6
Article VII PAYMENT OF DEFERRED AMOUNTS    6
Section 7.01. Timing of Payments    6
Section 7.02. Form of Payment    6
Section 7.03. Death Benefits    6
Section 7.04. Payments on Account of Unforeseeable Emergency    6
Section 7.05. Designating a Beneficiary    7
Article VIII ADMINISTRATION OF PLAN    7
Section 8.01. Powers and Responsibilities of the Administrator.    7
Section 8.02. Indemnification    8
Section 8.03. Claims and Claims Review Procedure.    8
Article IX AMENDMENT AND TERMINATION    9
Article X MISCELLANEOUS    9
Section 10.01. Obligations of the Company    9
Section 10.02. Employment Rights    9
Section 10.03. Non-Alienation    9
Section 10.04. Tax Withholding    9
Section 10.05. Other Plans    9
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QUAD/GRAPHICS, INC.
NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION PLAN

Article I
EFFECTIVE DATE; PURPOSE; FUNDING
Section 1.01. Effective Date
. Quad/Graphics, Inc. is establishing this Quad/Graphics, Inc. Non-Employee Director Deferred Compensation Plan (this “Plan”) effective December 11, 2024 (the “Effective Date”).
Section 1.02. Purpose
. The sole purpose of this Plan is to provide non-employee directors of the Company with an opportunity to defer Compensation from the Company in accordance with the terms and conditions set forth herein.
Section 1.03. Funding
. The Company may adopt and maintain the Trust to hold assets for the provision of certain benefits under the Plan or other employer benefits. Assets of the Trust are subject to the claims of the Company’s and any Affiliate’s general creditors, and no Participant shall have any interest in any assets of the Trust or the Company other than as a general creditor of the Company.
Article II
DEFINITIONS AND INTERPRETATION
Section 2.01. Definitions
. When the first letter of a word or phrase is capitalized herein and the word or phrase is not otherwise defined, the word or phrase shall have the meaning specified below:
(a) “Administrator” means, with respect to day to day recordkeeping and other administrative duties, the Company’s management, and with respect to design decisions and the issuance of any shares of the Company’s class A common stock in settlement of amounts hereunder, the Compensation Committee of the Board, or, in each case, such other person that the Board designates as Administrator. To the extent that the Administrator delegates a duty or responsibility to an agent, the term “Administrator” shall include such agent.
(b)“Affiliate” means (i) a member of a controlled group of corporations (as defined in Code Section 414(b)) of which the Company is a member or (ii) an unincorporated trade or business under common control (as defined in Code Section 414(c)) with the Company.
(c)“Beneficiary” means the person or entity entitled to receive a Participant’s death benefits under Section 7.03, if any, remaining after the Participant’s death. A Participant’s Beneficiary shall be determined as provided in Section 7.05.
(d)“Benefit Claim” means a request or claim for a benefit under the Plan, including a claim for greater benefits than have been paid.
(e)“Board” or “Board of Directors” means the Company’s Board of Directors or, where the context so permits, its designee.
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(f)“Cash Compensation” means the cash portion of Compensation eligible for deferral under the Plan.
(g)“Cash Deferrals” means any Cash Compensation deferred by a Director pursuant to the Plan.
(h)“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, including the regulations issued thereunder.
(i)“Company” means Quad/Graphics, Inc., or any successor thereto.
(j)“Compensation” means all fees and retainers, whether paid in cash, shares of the Company’s class A common stock or other equity-based compensation, earned as a Director, and fees and retainers to be received for serving as a chairperson or member or for attending a meeting of a Board committee; provided, however, Compensation does not include any consulting fees earned by the Director.
(k)“Deferred Cash Account” means the bookkeeping account established by the Company for a Participant under Section 5.02.
(l)“Deferred Stock Account” means the bookkeeping account established by the Company for a Participant under Section 5.03.
(m)“Deferred Stock Unit” means a unit representing a future right to receive in the future one share of the Company’s class A common stock per unit.
(n)“Denial” or “Denied” means a denial, reduction, termination, or failure to provide or make payment (in whole or in part) of a Plan benefit.
(o)“Director” means a member of the Company’s Board of Directors who is not an officer or employee of the Company.
(p)“Distribution Date” means the date on which distribution of a Plan Year Balance is to be made pursuant to Section 4.02.
(q)“Domestic Relations Order” has the meaning specified in Code Section 414(p)(1)(B).
(r)“Participant” means a Director who agrees to make deferrals under the Plan and to be bound by the provisions of the Plan by means designated by the Administrator and who is, or whose Beneficiaries are, entitled to benefits under the Plan. Once an individual has become a Participant pursuant to the preceding sentence, he or she shall remain a Participant until his or her entire benefit under the Plan has been distributed.
(s)“Payment Year” means the period from January 1 until December 31 of any year.
(t)“Plan” means the “Quad/Graphics, Inc. Non-Employee Director Deferred Compensation Plan,” as set out in this document and as it may be amended from time to time.
(u)“Plan Year Balance” means, with respect to a Participant, the bookkeeping account established to reflect the portion of his or her Deferred Cash Account or Deferred Stock Account attributable to a specific Payment Year. Where the context permits, “Plan Year Balance” also means the amount credited to such bookkeeping account.
(v)“Spouse” means, as of the date of a Participant’s death, the person to whom the Participant is married in accordance with applicable law of the jurisdiction in which the Participant resides.

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(w)“Stock Compensation” means the equity-based portion of Compensation eligible for deferral under the Plan.
(x)“Stock Deferrals” means Stock Compensation deferred by a Director pursuant to the Plan.
(y)“Terminates Service,” “Termination of Service,” or any variation thereof refers to a separation from service within the meaning of Code Section 409A(a)(2)(A)(i) for a reason other than the Director’s death.
(z)“Trust” means any grantor trust established by the Company to hold assets for the provision of certain benefits under the Plan or other employer benefits.
(aa)“Trustee” means the Trustee of the Trust.
(ab)“Unforeseeable Emergency” means any of (i) a severe financial hardship to the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent; (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, which creates an emergency financial need for the Participant.
Section 2.02. Rules of Interpretation.
(a)The Plan is intended to comply with Code Section 409A, and it shall be interpreted and administered in accordance with such intent. Except as provided in the preceding sentence or as otherwise expressly provided herein, the Plan shall be construed, enforced, and administered, and the validity thereof determined, in accordance with the internal laws of the State of Wisconsin without regard to conflict of law principles, and the following provisions of this Section.
(b)Words used herein in the singular or plural shall be construed to include the plural or singular, where appropriate.
(c)Headings and subheadings are used for convenience of reference only and shall not affect the interpretation of any provision hereof.
(d)If any provision of the Plan shall be held to violate the Code or be illegal or invalid for any other reason, that provision shall be deemed modified to the minimum extent needed to so comply, or if modification is not possible, null and void, but the invalidation of that provision shall not otherwise affect the Plan.
(e)Reference to any provision of the Code or other law shall be deemed to include a reference to the successor of such provision.
Article III
PARTICIPATION
Section 3.01. Commencement of Participation
. The Administrator or its designee shall provide each Director with the forms needed to make Cash Deferrals or Stock Deferrals under the Plan. A Director shall become a Participant only after completing online enrollment or taking such other action as the Administrator may prescribe.
Section 3.02. Cessation of Participation

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. A Participant shall continue to be eligible to make deferrals under the Plan until the Participant ceases to be an eligible Director. Termination of participation shall be effective as of the date on which the Director both Terminates Service and his or her entire interest in the Plan has been distributed.
Article IV
ELECTIONS TO DEFER
Section 4.01. Elections to Defer.
(a)A Director who becomes newly eligible to participate in the Plan due to appointment to the Board may elect, within the first thirty (30) days of becoming eligible, to defer his or her Cash Compensation attributable to services performed for the balance of the Payment Year following such election.
(b)Before December 31 of any year, an incumbent Director may elect to defer (i) all or a portion of his or her Cash Compensation earned for services as a Director rendered during the immediately following Payment Year, in which case the elected deferrals shall be deferred and credited to a Plan Year Balance for such Payment Year established pursuant to the terms of the Plan and (ii) Stock Compensation that is eligible for further deferral pursuant to the applicable award agreement, or such other Stock Compensation that is designated by the Administrator as being eligible for deferral and that is earned for service as a Director rendered during the immediately following Payment Year, in which case the elected deferrals shall be deferred and credited to a Plan Year Balance for the applicable Payment Year established pursuant to the terms of the Plan. To the extent required for compliance with Code Section 409A, any deferral election with respect to Stock Compensation shall be ineffective if made less than 12 months before any previously designated payment date and if the new payment date is at least five years later than the previously designated payment date. Unless otherwise determined by the Administrator, any election shall apply only to the Compensation relating to a single Payment Year and shall not automatically carry over to Compensation relating to subsequent Payment Years.
(c)At the time a Director makes a Cash Deferral election, the Director shall also make an election whether such Cash Deferral shall be deemed invested in (1) cash as set forth in Section 5.02, with an earnings factor as described in Article VI or (2) Deferred Stock Units as set forth in Section 5.03. To the extent the Director does not make such an election, the Director shall be treated as having elected to have the Cash Deferral deemed invested in cash. Stock Deferrals shall be automatically deemed invested in Deferred Stock Units.
(d)All elections pursuant to this Article IV shall be made by the means designated by the Administrator, which may include completion of an online form or other means.
Section 4.02. Time of Payment.
(a)Amounts of Cash Compensation deferred for a specific Payment Year shall be deferred until the earlier of (1) the calendar year that is five years after the Payment Year or (2) the Director’s Termination of Service, except to the extent the Director makes a change to the Distribution Date in accordance with Section 4.02(b). Amounts of Stock Compensation deferred under this Plan shall be deferred until the earlier of (1) the calendar year that is five years after the settlement date in effect prior to the deferral under this Plan (or such later deferred settlement date as the Administrator may permit the Director to elect in compliance with Code Section 409A), (2) the Director’s Termination of Service or (3) the date of a change in control event within the meaning of Code Section 409A. All payments resulting from a Director’s separation from service within the meaning of Code Section 409A shall be subject to a six-month delay to the extent required for compliance with Code Section 409A.
(b)A Participant may change the Distribution Date for a Plan Year Balance only by the means, if any, designated by the Administrator, which may include completion of an online form or other means; provided that such change also meets the following requirements: the Participant’s election change shall (i) not be effective until 12 months after it is made, (ii) be valid only if it defers the payment of the relevant Plan Year Balance for a period of not less than five years from the date it otherwise would

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have been made, and (iii) if the election relates to a payment at a specified time or pursuant to a specified schedule, be valid only if it is made at least 12 months before the date the payment is scheduled to be paid.
Article V
PLAN YEAR BALANCES
Section 5.01. Establishment of Accounts
. At the time of a Participant’s initial election to make deferrals pursuant to Article IV, the Company shall establish a bookkeeping account or accounts to record the Participant’s interest under the Plan attributable to such deferrals.
Section 5.02. Cash Accounts
. To the extent Cash Deferrals are deemed invested in cash, the Company bookkeeping account used to record the Participant’s interest shall be known as the Deferred Cash Account. Such deferrals made by a Participant for a Payment Year shall be credited to the Plan Year Balance for such Payment Year in the Deferred Cash Account when the deferred cash would otherwise have been paid. The Deferred Cash Account shall be adjusted as provided in Article VI.
Section 5.03. Deferred Stock Accounts.
(a)To the extent deferrals are deemed invested in Deferred Stock Units, the Company bookkeeping account used to record the Participant’s interest shall be known as the Deferred Stock Account. Such deferrals made by a Participant for a Payment Year (rounded up to the next whole share) shall be credited to the Plan Year Balance for such Payment Year in the Deferred Stock Account when the deferred Cash Compensation would otherwise have been paid or the deferred Stock Compensation is deferred under the Plan, as determined by the Administrator. Unless otherwise determined by the Company, the number of Deferred Stock Units credited to the Deferred Stock Account for any Cash Deferral will be determined by dividing the dollar value of the Director’s deferred Cash Compensation by the closing price of the Company’s class A common stock on the original payment date. Stock Deferrals will be deferred into the same number of Deferred Stock Units as the number of shares that would have been subject to the Stock Compensation. The Deferred Stock Units will be deemed granted under the Quad/Graphics, Inc. 2020 Omnibus Incentive Plan (or any successor plan thereto) (the “Omnibus Plan”), may be subject to the terms of a deferred stock unit award agreement and will be settled at the end of the deferral period by the issuance of one share of the Company’s class A common stock under the Omnibus Plan for each Deferred Stock Unit.
(b)Plan Year Balances that are part of the Deferred Stock Account may not be allocated into other available investment options under the Plan.
Article VI
ADJUSTMENTS TO DEFERRED CASH ACCOUNTS
Periodically, on a schedule determined by the Company in its discretion, the Company shall credit the Participant’s Deferred Cash Account with an earnings factor. The earnings factor will equal the amount of interest the Participant’s Deferred Cash Account would have earned if it had received interest at 120% of the applicable federal long-term rate as published by the Internal Revenue Service for purposes of Section 1274(d) of the Internal Revenue Code of 1986, with annual compounding; provided that the Company may in its discretion designate other deemed investment options to determine the earnings factor from time to time. To the extent permitted by the Company, Participants may be permitted to select the investment option(s) used to determine the earnings factor and may change the selection at such times as may be prescribed by the Company. The Company reserves the right to change

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or amend any of the investment options at any time. The Company is under no obligation to acquire or provide any of the investments designated by a Participant, and any investments actually made by the Company will be made solely in the name of the Company and will remain the property of the Company.
Article VII
PAYMENT OF DEFERRED AMOUNTS
Section 7.01. Timing of Payments
. Each Plan Year Balance within a Participant’s Deferred Cash Account and Deferred Stock Account shall be paid to the Participant (or the Participant’s Beneficiary, if the Participant is deceased) on the earliest to occur of the following:
(a)the Participant’s death as described in Section 7.03; or
(b)the Distribution Date for the Plan Year Balance.
Section 7.02. Form of Payment
. All distributions from a Participant’s Deferred Cash Account shall be paid in cash in a lump sum. All distributions from a Participant’s Deferred Stock Account shall be paid in a lump sum in shares of the Company’s class A common stock (other than any fractional share, which shall be paid in cash) and such shares shall be issued under, and subject to, the Omnibus Plan.
Section 7.03. Death Benefits
. Notwithstanding anything to the contrary herein, in the event of the Participant’s death, payment of the entire balance in the Participant’s Deferred Cash Account and Deferred Stock Account shall be made to the Participant’s designated Beneficiary(ies) in a single lump sum payment by no later than December 31 of the first year following the calendar year of the Participant’s death.
Section 7.04. Payments on Account of Unforeseeable Emergency
. Notwithstanding anything to the contrary in Section 7.01, if a Participant demonstrates to the satisfaction of the Administrator that he or she has incurred an Unforeseeable Emergency, the amount reasonably necessary to satisfy the emergency need (including any amounts necessary to pay any income taxes or penalties reasonably anticipated to result from the distribution), as determined by the Administrator, shall be distributed to the Participant as soon as administratively feasible after the decision of the Administrator; provided that, in determining whether an Unforeseeable Emergency has been incurred and the amount reasonably necessary to satisfy the emergency need, the Administrator shall comply with the requirements of Section 409A and Treasury Regulation Section 1.409A-3(i)(3). If the Administrator grants a request for withdrawal pursuant to this Section, the Administrator shall prospectively cancel the Participant’s existing deferral elections, and the Administrator shall take into account the additional compensation that is available as a result of the cancellation of those elections in determining the amount reasonably necessary to satisfy the Participant’s emergency need.
Section 7.05. Designating a Beneficiary.
(a)The Participant may designate a Beneficiary only by completing the online designation or other process required by the Administrator for a Beneficiary designation during his or her life. The Participant’s proper completion of the process to designate a Beneficiary in accordance with the Administrator’s requirements shall cancel all prior Beneficiary designations. If the Participant does not

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designate a Beneficiary, or if all properly designated Beneficiaries die before the Participant, then payment of the balance in the Participant’s Deferred Cash Account and Deferred Stock Account shall be made to the Participant’s estate in the event of the Participant’s death.
(b)The following rules shall determine the apportionment of payments due under the Plan among Beneficiaries in the event of the Participant’s death:
(1)If any Beneficiary designated by the Participant as a “Direct Beneficiary” dies before the Participant, his or her interest and the interest of his or her heirs in any payments under the Plan shall terminate and the percentage share of the remaining Beneficiaries designated as Direct Beneficiaries shall be increased on a pro rata basis. If no such Beneficiary survives the Participant, the Participant’s entire interest in the Plan shall pass to any Beneficiary designated as a “Contingent Beneficiary.”
(2)If any Beneficiary designated by the Participant as a “Contingent Beneficiary” dies before the Participant, his or her interest and the interest of his or her heirs in any payments under the Plan shall terminate and the percentage share of the remaining Beneficiaries designated as Contingent Beneficiaries shall be increased on a pro rata basis.
(3)If any Beneficiary dies after the Participant, but before payment is made to such Beneficiary, then the payment shall be made to the Beneficiary’s estate.
Article VIII
ADMINISTRATION OF PLAN
Section 8.01. Powers and Responsibilities of the Administrator.
(a)The Administrator shall have full responsibility and discretionary authority to control and manage the operation and administration of the Plan. The Administrator is authorized to accept service of legal process on behalf of the Plan. To the fullest extent permitted by applicable law, any action taken by the Administrator pursuant to a reasonable interpretation of the Plan shall be binding and conclusive on all persons claiming benefits under the Plan, except to the extent that a court of competent jurisdiction determines that such action was arbitrary or capricious.
(b)The Administrator’s discretionary powers include, but are not limited to, the following:
(1) to interpret Plan documents, decide all questions of eligibility, determine whether a Participant has Terminated Service, determine the amount, manner, and timing of distributions under the Plan, and resolve any claims for benefits;
(2)to prescribe procedures to be followed by a Participant, Beneficiary, or other person applying for benefits;
(3)to appoint or employ persons to assist in the administration of the Plan and any other agents as it deems advisable;
(4)to adopt such rules as it deems necessary or appropriate; and
(5)to maintain and keep adequate records concerning the Plan, including sufficient records to determine each Participant’s eligibility to participate and his or her interest in the Plan, and its proceedings and acts in such form and detail as it may decide.

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Section 8.02. Indemnification
. The Company shall indemnify and hold harmless each person serving as the Administrator, and any officer, employee, or director of the Company or any Affiliate to whom any duty or power relating to the administration of the Plan has been properly delegated, from and against any cost, expense, or liability arising out of any act or omission in connection with the Plan, unless arising out of such person’s own fraud or bad faith.
Section 8.03. Claims and Claims Review Procedure.
(a)All Benefit Claims must be made in accordance with procedures established by the Administrator from time to time. A Benefit Claim and any appeal thereof may be filed by the claimant or his or her authorized representative.
(b)The Administrator shall provide the claimant with written or electronic notice of its approval or Denial of a properly filed Benefit Claim within 90 days after receiving the claim, unless special circumstances require an extension of the decision period. If special circumstances require an extension of the time for processing the claim, the initial 90-day period may be extended for up to an additional 90 days. If an extension is required, the Administrator shall provide written notice of the required extension before the end of the initial 90-day period, which notice shall (i) specify the circumstances requiring an extension and (ii) the date by which the Administrator expects to make a decision.
(c)If a Benefit Claim is Denied, the Administrator shall provide the claimant with written or electronic notice containing (i) the specific reasons for the Denial, (ii) references to the applicable Plan provisions on which the Denial is based, (iii) a description of any additional material or information needed and why such material or information is necessary, and (iv) a description of the applicable review process and time limits.
(d)A claimant may appeal the Denial of a Benefit Claim by filing a written appeal with the Administrator within 60 days after receiving notice of the Denial. The claimant’s appeal shall be deemed filed on receipt by the Administrator. If a claimant does not file a timely appeal, the Administrator’s decision shall be deemed final, conclusive, and binding on all persons.
(e)The Administrator shall provide the claimant with written or electronic notice of its decision on appeal within 60 days after receipt of the claimant’s appeal request, unless special circumstances require an extension of this time period. If special circumstances require an extension of the time to process the appeal, the processing period may be extended for up to an additional 60 days. If an extension is required, the Administrator shall provide written notice of the required extension to the claimant before the end of the original 60-day period, which shall specify the circumstances requiring an extension and the date by which the Administrator expects to make a decision. If the Benefit Claim is Denied on appeal, the Administrator shall provide the claimant with written or electronic notice containing a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Benefit Claim, as well as the specific reasons for the Denial on appeal and references to the applicable Plan provisions on which the Denial is based. The Administrator’s decision on appeal shall be final, conclusive, and binding on all persons.
Article IX
AMENDMENT AND TERMINATION
The Plan shall continue in force with respect to any Participant until the completion of any payments due hereunder. The Company may, however, at any time, amend or terminate the Plan in its discretion; provided that no such amendment or termination shall deprive any Participant or Beneficiary of any benefit that accrued under the Plan before the adoption of such amendment. The Company may

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also, at any time, amend the Plan retroactively or otherwise, if and to the extent that it deems such action appropriate in light of government regulations or other legal, tax or accounting requirements.
Article X
MISCELLANEOUS
Section 10.01. Obligations of the Company
. The only obligation of the Company or any Affiliate hereunder shall be a contractual obligation to make payments to Participants, Spouses, or other Beneficiaries entitled to benefits provided for herein when due, and only to the extent that such payments are not made from the Trust.
Section 10.02. Employment Rights
. Nothing contain herein shall confer any right on a Participant to be continued in the service of the Company or affect the Participant’s right to participate in and receive benefits under and in accordance with any pension, profit-sharing, incentive compensation, or other benefit plan or program of the Company or any Affiliate.
Section 10.03. Non-Alienation
. Except as otherwise required by a Domestic Relations Order, no right or interest of a Participant, Spouse, or other Beneficiary under this Plan shall be subject to voluntary or involuntary alienation, assignment, or transfer of any kind.
Section 10.04. Tax Withholding
. The Company or the Trustee may withhold from any distribution hereunder amounts that the Company or the Trustee deems necessary to satisfy federal, state, or local tax withholding requirements (or make other arrangements satisfactory to the Company or Trustee with regard to such taxes).
Section 10.05. Other Plans
. Amounts and benefits paid under the Plan shall not be considered compensation to the Participant for purposes of computing any benefits to which he or she may be entitled under any other pension or retirement plan maintained by the Company or any Affiliate.
This Quad/Graphics, Inc. Non-Employee Director Deferred Compensation Plan has been approved as signified by the signature below of the Company’s duly authorized officer, acting on behalf of the Company, on this 11th day of December, 2024.
                        QUAD/GRAPHICS, INC.

                        By: /s/ Dana B. Gruen
                        Name: Dana B. Gruen
    Title: General Counsel, Corporate Secretary and Chief Risk & Compliance Officer

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